Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

NextGlass Technologies Corporation

We consent to the inclusion in the foregoing Registration Statement of NextGlass Technologies Corporation on Form S-1/A, of our report dated April 8, 2016, relating to our audit of the balance sheet as of December 31, 2015, and statement of operations, stockholders' deficit and cash flows for the period from January 12, 2015 (Inception) through December 31, 2015. Our report dated April 8, 2016, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach

September 6, 2016